SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

May 7, 2001

CSB Bancorp, Inc.

(Exact name of Registrant as specified in its Charter)

Ohio	0-21714	34-1687530
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification Number)

6 West Jackson Street, P.O. Box 232, Millersburg, Ohio	44654
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (330) 674-9015

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events

On May 7, 2001, CSB Bancorp, Inc. and its subsidiary bank, The Commercial and Savings Bank of Millersburg, issued a letter to shareholders regarding the year 2000 annual report, first quarter of the year 2001 and pending Annual Meeting of Shareholders. A copy of this letter is attached to this report as Exhibit 99.1.

Item 7. Financial Statements and Exhibits

(a)	Exhibits
	99.1	Letter to Shareholders dated May 7, 2001

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSB BANCORP, INC.

Date: May 8, 2001	By:/s/ C. James Bess
C. James Bess President and Chief Executive Officer

Exhibit 99.1

May 7, 2001

Dear Shareholder:

The CSB Bancorp, Inc. year 2000 Annual Report is enclosed for your perusal. This year's Proxy Statement is expected to be mailed the third week of June 2001. It is currently anticipated that the Annual Meeting will be held on July 25, 2001. It is also currently anticipated that the Proxy Statement will disclose that four of the existing directors of the Company will either resign or not stand for reelection. Although no resignations have been received to date, and the Proxy Statement has not been finalized, management believes that there will be significant changes to the Board of Directors because of the above decisions.

The Ohio Division of Financial Institutions, the Federal Reserve Bank of Cleveland, and the Board of Governors of the Federal Reserve System have denied the Board's request to pay a first quarter 2001 dividend. The Bank's regulators continue to be concerned with: (1) asset quality and the potential for additional loan loss reserve allocations, (2) the short length of time since the effective date of the Written Agreement to reasonably effect total and ongoing compliance, (3) improving, but additional staffing needs and accompanying expertise and stability issues, (4) the distractions, additional burden, and instability fostered by the activities of certain shareholders that could represent potential harm to the Bank's corrective action initiatives, and (5) questions concerning the Bank's ability to sustain an acceptable level of earnings, in view of the impact of concerns (1) through (4) above. Because of the foregoing, the Bank's regulators are withholding permission to pay dividends now and for the foreseeable future.

In spite of the challenges, progress is systematically being made. The Bank was profitable in the first quarter of 2001. The Bank continues to enjoy a strong capital position. Management continues to believe that the Bank is currently operating in a fundamentally sound manner, and that it possesses potential for both growth and profit. Over a reasonable period of time, new management, with global cooperation, effort, and patience can overcome inherited challenges successfully.

You may be assured that management is working, and will continue to work diligently to strengthen the Bank. With a united effort by management and shareholders to promote and strengthen the Bank, this franchise can meet its challenges and prosper.

Thank you for your support, your patience, your loyalty, and your patronage.

Very truly yours,

/s/ C. James Bess

C. James Bess

President and CEO